Exhibit 19.2

Willis Towers Watson plc

Guidelines on Rule 10b5-1 Trading Plans

The following guidelines (the “Guidelines”) apply for any Rule 10b5-1 trading plan (a “Trading Plan”) relating to the securities of Willis Towers Watson plc (the “Company”).

The Company’s General Counsel and Corporate Secretary (referred to in this policy as the “Policy Compliance Officers”) will each interpret and administer these Guidelines. Trading Plans, and any amendments or terminations thereof, must comply with Rule 10b5- 1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Insider Trading Policy and other Company policies and should be consistent with these Guidelines. All references to a “Plan Participant” shall mean any individual that has entered into a Trading Plan. All references to Policy Compliance Officer shall mean a Policy Compliance Officer and such persons’ designee(s). The requirements set forth in these Guidelines for a new Trading Plan apply to amendments to a Trading Plan.

1.
Eligibility. Members of the Company’s Board of Directors, “officers” subject to Section 16 of the Exchange Act, and such other persons as approved by a Policy Compliance Officer are eligible to adopt a Trading Plan.

2.
Pre-Approval of Trading Plans and Amendments.

•
Prior written approval of a Policy Compliance Officer must be obtained prior to the adoption, amendment, or termination of a Trading Plan. Requests for approval must be made in writing on the form attached hereto as Exhibit A and must include the form of proposed plan or amendment. The Company will keep a record of each Trading Plan, amendment or termination thereof.

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A Trading Plan or amendment must meet the requirements of Rule 10b5-1, as interpreted by a Policy Compliance Officer. A Policy Compliance Officer may reject a Trading Plan that, in the discretion of a Policy Compliance Officer, does not comply with the requirements of Rule 10b5-1 or with these Guidelines. In determining whether to approve a Trading Plan or amendment, a Policy Compliance Officer may take into consideration any relevant factors, including but not limited to (A) the number of shares to be sold during any given period in relation to (i) the number of shares of Company common shares outstanding, (ii) recent trading volume of the securities and (iii) the number of shares a Plan Participant holds, and (B) compliance with the Company’s Share Ownership Guidelines, as applicable.

•
The Plan Participant must deliver a fully executed copy of the Trading Plan to the Policy Compliance Officers at least five (5) business days of entering into or amending such plan.

3.
Approved Brokers. A Trading Plan may be entered into with any broker; provided, however, that the Company may require that only certain brokers be used for the purposes of administrative ease (“Approved Brokers”). The Policy Compliance Officers retain the list of Approved Brokers. The Policy Compliance Officers each have the discretion to deny a request to enter into a Trading Plan with a non-Approved Broker.

4.
Limitations.

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No Material Non-Public Information; Blackout Periods. A Trading Plan must be adopted (and amendments may only be approved) (a) during an open trading window under the Company’s Insider Trading Policy, and (b) when the Plan Participant does not possess material nonpublic information about the Company and its securities (even if such information would be disclosed to the marketplace before the first trade under the plan).

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Good Faith. A Trading Plan must be entered into (or amended) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the Plan Participant must act in good faith for the duration of the Trading Plan.

5.
Trading Plan Requirements.

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Duration. A Trading Plan must be no longer than 12 months in duration after the effective date of such Plan.

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Waiting Period.1 A Trading Plan should not allow for trades to be executed under the Trading Plan until the later of (i) 90 calendar days after the date of adoption of the Trading Plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K, as applicable, relating to the fiscal quarter in which such Trading Plan was adopted, and in no event later than 120 calendar days after adoption of the Trading Plan.

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Plan Specifications; Discretion Regarding Trades. A Trading Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of securities to be purchased or sold. A Trading Plan should specify the timing of trading or allow the broker to exercise discretion regarding timing of trading under the Trading Plan.

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Timing Limitations. Trades should only be scheduled to occur pursuant to a Trading Plan during an expected trading window under the Company’s Insider Trading Policy, and during other appropriate periods as may be determined by any Policy Compliance Officer. The foregoing is only applicable for directors or officers subject to Section 16 of the Exchange Act, or otherwise designated by

1 The foregoing is subject to any more stringent provisions required by the Plan Participant’s broker.

any Policy Compliance Officer.

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Mandatory Suspension. A Trading Plan must provide for suspension of trades under such plan, in whole or in part as appropriate, if legal, regulatory or contractual restrictions or suspensions are imposed on the Plan Participant, or if other events occur that would prohibit sales or purchases under such Trading Plan, as the case may be, such as a suspension, expiration, termination or unavailability of an applicable registration statement related to the Company, or by reason of a material transaction related to the Company’s securities, including a securities offering.

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Broker Obligation to Provide Notice of Trades. A Trading Plan entered into by a person subject to Section 16 of the Exchange Act must provide that the broker will provide notice of any trades under the Trading Plan to the Plan Participant and the Company’s legal department in sufficient time to allow for the Plan Participant to make timely filings under the Exchange Act (i.e., no later than the close of business on the day of the trade).

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Certification for Directors and Officers. Any Trading Plan for a director or officer of the Company must include a certification with the representations required by Rule 10b5-1(c)(1)(ii)(C).

6.
Amendments of a Trading Plan. The prior written permission of a Policy Compliance Officer is required in order to amend a Trading Plan. The Plan Participant must deliver a fully executed copy of the amended Trading Plan to the Policy Compliance Officers within five (5) business days of amending such plan. Any amendment to a Trading Plan that modifies the amount, price, or timing of the purchase or sale of securities will constitute a termination of the Trading Plan and the adoption of a new Trading Plan. Consequently, such amended Trading Plan must comply with all requirements set forth in these Guidelines, including the waiting period described in Section 5 above.

7.
Termination of a Trading Plan. A Trading Plan may be terminated at any time with prior written notice to and approval of the General Counsel. A Plan Participant that terminates a Trading Plan prior to its stated duration shall not trade in Company securities (including pursuant to a new Trading Plan) until the later of (i) the next trading window under the Company’s Insider Trading Policy, or (ii) 90 calendar days following such termination; provided, however, that any trades following such termination must comply with the Company’s Insider Trading Policy, including restrictions related to closed trading windows (as discussed therein). Any new Trading Plan shall be subject to the waiting period described in Section 5 above.

8.
Trades Outside a Trading Plan. A Plan Participant shall not trade in Company securities during the term of a Trading Plan except pursuant to the Trading Plan. For the avoidance of doubt and notwithstanding anything to the contrary in these Guidelines, the restrictions in these Guidelines shall not apply to transactions with the Company such as (i) shares withheld by or sold to the Company to satisfy tax obligations in connection with the vesting of restricted shares or (ii) option exercises; provided that open market sales of shares underlying exercised options shall be treated as a sale outside of the Trading Plan, unless made pursuant to the Trading Plan.

9.
Single Trade Plans. The Plan Participant shall comply with the requirements of Rule 10b5-1(c)(1)(ii)(E) relating to single trade plans.

10.
Multiple or Overlapping Trading Plans. Multiple or overlapping Trading Plans are prohibited, subject to certain exceptions. A Trading Plan providing for an eligible sell-to-cover transaction, which authorizes a sale by a broker of only such securities necessary to satisfy tax withholding obligations arising from the vesting of a compensatory award, shall not be considered an outstanding or additional Trading Plan under Rule 10b5-1. Additionally, a Plan Participant may adopt a new Trading Plan to replace a Trading Plan before the scheduled termination date of such existing Trading Plan so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with these Guidelines and conditions under Rule 10b5-1.2

11.
No Hedging. As described in the Company’s Insider Trading Policy, individuals subject to the policy are prohibited from entering into hedging or monetization transactions, or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, a Plan Participant adopting a Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

12.
Form 4 Filings. Form 4 filings will indicate that the reported transaction(s) was made pursuant to a Trading Plan.

13.
Trading Plans for Gifts. Trading Plans for gifts of Company securities will be on such conditions as determined by the Policy Compliance Officers.

14.
Interpretation of Policy. The Policy Compliance Officers will each interpret and administer this Policy. Under appropriate circumstances, this Policy may be waived or modified, but only with the prior written approval of a Policy Compliance Officer.

15.
Additional Plan Provisions. The requirements set forth in this Policy are not exhaustive or limiting on the Company.

2 The foregoing is subject to any more stringent provisions required by the Plan Participant’s broker.

Annex A

Willis Towers Watson plc

Request Relating to Rule 10b5-1 Trading Plan

This Form must be submitted to the Policy Compliance Officers and authorized before any Rule 10b5-1 Plan is adopted, amended, or terminated.

1.
I hereby apply for clearance for the following (check one):

☐ Adoption of a Trading Plan

☐ Amendment of a Trading Plan

☐ Termination of a Trading Plan

2.
Attached is a copy of the proposed Trading Plan (or, as applicable, proposed documentation relating to the amendment or termination) that is complete except for omitting the date on which the plan is to be entered into, amended, or terminated, signatures of the parties, and the following information (insert nature of omitted information): ____________________________________________________.

Note: The proposed Trading Plan or amendment submitted with this request must not omit any trade instruction details.

3.
Proposed date of adoption, amendment, or termination: _____________.

4.
Broker-Dealer/Investment Professional Responsible For Executing Transactions Pursuant to Trading Plan (including contact information): _____________________.

5.
I agree that I if I receive clearance, I will make no changes to the proposed Trading Plan (or, as applicable, proposed documentation relating to the amendment of a plan) except for including the omitted information identified in #2 above or other ministerial modifications.

6.
I agree that if I receive clearance, I will send a complete copy of the signed Trading Plan (or, if applicable, documentation relating to amendment or termination) to the Policy Compliance Officers within one (1) business day after it has been signed by the parties thereto.

7.
If I am a Section 16 officer or director of the Company, I agree that that I will notify the Policy Compliance Officers of any trades executed under a Trading Plan on the day that such trade occurs or within one (1) day thereof.

I certify that this request and any trading in securities contemplated by the Trading Plan shall comply fully with the Willis Towers Watson plc Insider Trading Policy and the Rule 10b5-1 Trading Plans Policy. I further certify that I will enter into the Trading Plan or amendment thereto, as the case may be, when I am not in possession of material non-public information about Willis Towers Watson plc or its securities and that I will enter into the Trading Plan or amendment in good faith, and will act in good faith for the duration of the Trading Plan, and not as a part of a plan or scheme to evade prohibitions against insider trading.

I further consent to the use by Willis Towers Watson plc in filings with the SEC and other disclosures that may need to be made by Willis Towers Watson plc, of the information contained in my Trading Plan and my answers herein.

Date:_________________

________________________

Name

________________________

Signature